Exhibit 10.72

FORM OF

CROWN MEDIA HOLDINGS, INC.

2005 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of August 17, 2005 (the “Grant Date”), by and between Crown Media Holdings, Inc. a Delaware corporation (“Crown”) and                                      (“Executive”) pursuant to the terms and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

1. Award of Restricted Stock Units.

(a)                                  General Award. Pursuant to the Plan, Crown awards to Executive                          Restricted Stock Units (“RSUs”), each unit corresponding to one share of Crown Common Stock (as defined in the Plan), subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been delivered to the Executive. By signing below, the Executive agrees to be bound by all the provisions of the Plan. Each RSU constitutes an unsecured promise of Crown to deliver either a share of Common Stock or cash in an amount equivalent to one share of Common Stock to Executive on the Delivery Date (as defined below). As a holder of RSUs, Executive has only the rights of a general unsecured creditor of Crown.

(b)                                 Types of RSUs. Of the total                          RSUs granted to Executive, 50% (                        ) shall be deemed to be Employment RSUs and 50% (                        ) shall be deemed to be Performance RSUs. The applicable provisions of this Agreement shall be specified by type of RSU, and if not so specified, shall apply to all RSUs granted hereunder.

2. Vesting

(a)                                  Employment RSUs.

(i) Regular Vesting. Subject to continued employment with Crown and/or its affiliates or successors as of each anniversary of the Grant Date (unless one of the events enumerated in Section 2(a)(ii)(A) or Section 4 of this Agreement shall have occurred) the Employment RSUs shall vest and become non-forfeitable in equal one-third installments (or as nearly equal installments as practicable) on each of the first, second and third anniversaries of the Grant Date. Each anniversary of the Grant Date and the date on which any one of the events in Section 2(a)(ii)(A) or Section 4 occurs shall be a “Vesting Date.”

(ii) Change of Control. In the event of a Change in Control:

A.           If Executive experiences an involuntary Termination of Employment without Cause during the period commencing 90 days prior to and ending one year after the date on which a Change in Control occurs, all unvested Employment RSUs shall vest. For purposes of the foregoing and without limiting the definition of “Termination of Employment without Cause” in the Plan, Executive’s involuntary Termination of Employment without Cause will be deemed to have occurred if Executive has not been offered a “comparable position” with Crown or its affiliated or successor companies following a Change of Control. A “comparable position” will be deemed a position which (1) involves comparable or greater responsibilities and authority; (2) provides comparable or greater compensation and benefits; and (3) is located not more than 50 miles from the location of the Executive’s previous position.

B.             If Executive remains employed by Crown or its affiliated or successor companies following a Change of Control, the Employment RSUs shall continue to vest as provided in Section 2(a)(i) above.

(b)                                 Performance RSUs.

(i)  Regular Vesting. Subject to continued employment with Crown, and/or its affiliates, the Performance RSUs shall vest and become nonforfeitable in their entirety only upon the third anniversary of the Grant Date and only if the average of the Fair Market Value (as defined below) of the Common Stock for the immediately preceding 60 business days including the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the business day immediately preceding the Vesting Date) equals or exceeds $14.00 (USD). The third anniversary of the Grant Date shall be a “Vesting Date.”  Section 4 shall not apply to Performance RSUs.

(ii)  Vesting upon a Change in Control. The date on which a Change in Control occurs shall be a “Vesting Date.”  In the event of a Change in Control (subject to the Executive’s continued employment with Crown as of the date of the Change in Control or upon an Executive’s involuntary Termination of Employment without Cause within 90 days prior to the date on which a Change in Control occurs), all unvested Performance RSUs shall vest and be settled immediately prior to the Change in Control only if the following shall have occurred:  if the Change in Control occurs prior to the first anniversary of the Grant Date, the Change of Control Price (as defined below) of the Common Stock equals or exceeds $10.00 (USD). If the Change in Control occurs on or after the first anniversary of the Grant Date but prior to the second anniversary of the Grant

Date, the Change of Control Price of the Common Stock equals or exceeds $12.00 (USD). If the Change in Control occurs on or after the second anniversary of the Grant Date but prior to the third anniversary of the Grant Date, the Change of Control Price of the Common Stock equals or exceeds $14.00 (USD). If the Change of Control Price is less than the applicable levels, the Performance RSUs will be deemed canceled on the date of the Change of Control.

3. Settlement of RSU Award.

(a) Settlement. Subject to any cancellation of the Employment RSUs pursuant to Section 4 and provided there has been no Change of Control of the Company, Crown shall deliver to Executive on the Delivery Date, at Crown’s sole, absolute and unfettered discretion, either:  (1) the number of shares of Common Stock corresponding to such Employment RSUs; or (2) cash in an amount equal to the number of shares of Common Stock corresponding to such RSUs multiplied by the average of the Fair Market Value (as defined below) of the Common Stock for the immediately preceding 14 business days including the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the business day immediately preceding the Vesting Date) unless Executive has otherwise elected to defer receipt of such award in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Crown shall have sole, absolute and unfettered discretion in determining whether to deliver shares of Common Stock or cash in an amount equivalent to the number of shares of Common Stock on the Vesting Date.

(b) Change in Control Settlement. In the event of a Change in Control, the RSUs vesting in accordance with Sections 2(a)(ii) and 2(b)(ii) shall be settled using the Change in Control Price (defined below).

(c) Dividend and Stock Split Equivalents. For so long as Executive holds RSUs, at the time any dividend is paid with respect to a share of Common Stock or any forward stock split occurs, Crown shall credit to the RSU award of the Executive on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Executive as of the record date for such dividend or split an amount at Crown’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split, subject to any deferral election by Executive in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Such amounts shall vest and shall be paid on a pro rata basis at the same time as the underlying Employment or Performance RSU award with which such dividend or stock split is associated is settled.

4. Termination of Employment RSUs and Non-Delivery Upon Certain Other Events, Acceleration of Vesting.

Executive’s rights with respect to any outstanding unvested Employment RSUs shall immediately terminate and no payment shall be made in respect of such RSUs if prior to the Vesting Date Executive experiences a Termination of Employment (as defined in the Plan). Notwithstanding the foregoing, any outstanding unvested Employment RSUs shall vest immediately upon an Executive’s Termination of Employment by reason of : (1) the death of the Executive; (2) the Disability of the Executive ; (3) the retirement of the Executive from Crown at the “normal retirement age” as defined in the Hallmark Affiliates Employee Savings Plan, or any successor plan; or (4) an Executive’s involuntary Termination of Employment without Cause 90 days prior to the date on which any sale, merger, or other disposition or sale of substantially all of the assets of the Crown subsidiary or affiliate for which Executive is principally employed occurs (such determination of principal employment to be made by Crown in its reasonable discretion).

5. Definitions. For purposes of this Agreement:

(a) “Change of Control Price” means the Change of Control Price calculated in accordance with Section 10(c)(ii) of the Plan applicable to non-incentive stock option holders.

(b) “Delivery Date” means the day immediately following a given Vesting Date.

(c) “Fair Market Value” means “Fair Market Value” as defined in the Plan; provided, however, that if there is no regular public trading market for such Common Stock, “Fair Market Value” shall mean the value established by the most recent independent appraisal of Crown conducted prior to the relevant Delivery Date.

6. Withholding Tax.

Executive may be subject to withholding taxes as a result of the settlement of RSUs. Unless the Committee permits otherwise, Executive shall pay to Crown in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement. Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Executive may make an election to have shares of Stock withheld by Crown or to tender any such securities to Crown to pay the amount of tax that Crown in its discretion determines to be required so to be withheld by Crown upon settlement of RSUs, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by Crown.

7. Non-transferability.

No RSUs shall be assignable or otherwise transferable by Executive. During the life of Executive any elections with respect to RSUs may be made only by Executive or Executive’s guardian or legal representative.

8. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

CROWN MEDIA HOLDINGS, INC.

By:

Name:

Title:

EXECUTIVE